Exhibit 10.8

10145 Pacific Heights Blvd.

Suite 900

San Diego, CA 92121

P (858) 450 9929

F (858) 450 9929

www.bakbone.com

BakBone

SOFTWARE

January 24, 2002

Mr. John Fitzgerald

7048 Cowles Mountain Road

La Mesa, California 92119

Dear John:

It gives me great pleasure to formally offer you the position of Chief Financial Officer (CFO) of BakBone Software, Inc., effective immediately. This position reports directly to the CEO/President of BakBone, and will be located in our San Diego office.

Effective January 1, 2002, your annual salary will be increased to $120,000. In addition, you will be eligible for an annual bonus of $20,000 based on the company achieving specified financial objectives. This bonus, to be defined by April 1, 2002, will be payable on a quarterly basis at up to $5,000 per quarter, with an opportunity for an over-achievement payment at the completion of the fiscal year. For the current quarter your bonus of $5,000 will be based on the objectives, as they are currently defined, for your position as Company Controller.

Your salary and bonus will be reviewed on April 1, 2003, and then annually thereafter.

In the event that your employment with BakBone is terminated for other than cause, you will be provided with three (3) months of salary (i.e. excludes bonus amount).

In addition to the above compensation, you will be provided with an additional 34,000 options of the company’s stock. These options will vest over a period of 4 years, with the first 25% vesting on the 12-month anniversary of the date of grant, and the remainder vesting in 36 equal monthly amounts over the term of the option agreement. In the event the company is acquired, these options will all immediately vest.

Attached is a job description for the CFO position.

John, I am delighted that you’ve been appointed to this very critical position in our company. I look forward to working with you as a “partner” as we together grow BakBone into a key player in the storage management software arena.

Sincerely,

/s/ Keith Rickard

Keith Rickard

President/CEO

BakBone Software, Inc.

Accepted By:	/s/ John Fitzgerald
John Fitzgerald

Dated: